EXHIBIT 99.1

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this offering circular include some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. All statements other than statements of current or historical fact contained in this offering circular, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We caution you that forward-looking statements involve risks, uncertainties and other factors that may cause our actual results and performance to differ materially from any future results or performance expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, the following:

•	the cyclical nature of demand in our business and downturns in the automotive industry;

•	the demand for our products;

•	our reliance upon a major customer;

•	risks associated with our estimated costs;

•	consolidation among automotive parts customers and suppliers;

•	indirect control of us by a limited number of persons;

•	risks associated with integration of our acquisitions into our business;

•	the effectiveness of our lean manufacturing and other cost saving plans;

•	risks associated with international operations, including unfavorable political, regulatory, labor and tax conditions in other countries;

•	risks associated with loss of the rights to the company’s name

•	technological trends and innovations and associated costs

•	our dependence on the availability of raw materials and component parts;

•	effects of fluctuations in foreign exchange rates;

•	litigation risks;

•	risks associated with product liability and warranty and recall claims; and

•	risks associated with environmental and health and safety liabilities and requirements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. In light of these risks, uncertainties and assumptions, the forward-looking statements in this offering circular may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this offering circular. We urge you to review carefully this offering circular, particularly the section “Risk Factors,” for a more complete discussion of the risks of an investment in the Notes.

Our forward-looking statements speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Competitive Strengths

Leading and Strategic Market Positions

We have leading and strategic market positions across a number of product lines. We are North America’s largest producer of remanufactured starters and alternators for the aftermarket. Most of our competitors in the highly fragmented aftermarket for remanufactured starters and alternators are smaller, regional companies and local rebuilders. Many of these smaller competitors are finding it difficult to meet the increasing quality, cost and service demands of customers, who, in turn, are seeking to reduce the number of their suppliers. With our original equipment manufacturing capabilities, remanufacturing expertise, low cost base, full product line, better access to cores and ability to capitalize on economies of scale, we believe we are well-positioned to benefit from the consolidation of the aftermarket. We are also North America’s largest supplier of original equipment starters for automobiles and light trucks and starters and alternators for heavy duty vehicles. Most of our competitors in the North American original equipment market for electrical components are divisions of large diversified component suppliers. We believe that our product focus creates a significant competitive advantage. Also, the design, manufacturing and technological expertise that we have developed in our original equipment operations contribute to our strength in the aftermarket, creating synergy between our markets. We believe that based on our 2003 sales, our North American market positions for the following product lines are as follows:

Product Line	Market Position
Light Vehicle Aftermarket Starters and Alternators	#1
Light Vehicle Original Equipment Starters	#1
Heavy Duty Aftermarket Starters and Alternators	#1
Heavy Duty Original Equipment Starters and Alternators	#1
Aftermarket Transmissions—Original Equipment Services	#2

Low-Cost Manufacturing Position With Global Footprint

We believe our manufacturing cost base is among the lowest in our industry. Since 1995, we have been transitioning our production capacity to lower cost countries, such as Mexico, South Korea, China, Poland and Hungary. As of December 31, 2003, approximately 61% of our manufacturing workforce was located in lower cost countries compared with only 7% in 1995. Additionally, none of our workers in the United States are represented by unions. The transition of our workforce to lower cost countries has enabled us to reduce our hourly direct labor costs per employee from $20.45 in 1995 to $6.70 in 2003. Our increased manufacturing capacity outside of the United States has also enabled us to take advantage of global purchasing initiatives, such as low-cost material sourcing, and has positioned us geographically closer to our customers operating in or near these regions.

High Quality, Lean Manufacturing Operations

In 1999, we launched an initiative to implement lean manufacturing operations globally throughout our entire company. Lean manufacturing reduces product errors, transportation, inventory levels, operator motion, overproduction and waiting and fosters the increased flow of material, information and people. Our lean manufacturing operations enable us to manufacture high quality products at a low cost by capitalizing on manufacturing efficiencies. As a result of our lean manufacturing initiatives, we believe our products are among the highest quality in our markets.

Strong Brand Recognition

We manufacture and market our products worldwide principally under the “Delco Remy,” “World Wide Automotive,” and our customers’ private label brand names. In connection with our 1994 separation from GM, we acquired perpetual rights to use our “Delco Remy” brand name for the sale of automotive and light truck starters. Our “Delco Remy” brand name is considered a premium brand name for automotive electrical components. “Delco Remy” branded starters were standard components on 92% of GM’s North American light vehicles produced in 2003. We believe our brand presence in the light vehicle original equipment market increases our recognition in the light vehicle aftermarket. In the heavy duty vehicle market, brand loyalty is essential, because end-customers typically specify original equipment components for new vehicles and aftermarket components for replacement. According to an August 2003 MacKay & Company brand preference survey of 2,975 fleet operators who operate over 245,000 vehicles, the “Delco Remy” brand of starters was selected by respondents representing approximately 54% of vehicles, and the “Delco Remy” brand of alternators was selected by respondents representing approximately 49% of vehicles. In each case, the next most preferred brands were specified by respondents representing 20% or less of vehicles. Our premium brand name has contributed to our position as a primary supplier to many of our heavy duty vehicle original equipment manufacturer customers, including GM, Freightliner (DaimlerChrysler), PACCAR, Cummins and Volvo/Mack Trucks. We believe our brand names are important assets that distinguish our products as premium products in their respective markets.

Diverse Business Mix

We supply our products on a global basis to a diverse customer base in the automotive, light truck and heavy duty vehicle aftermarkets and original equipment markets. Our diverse customer base and operations provide stability for our business, because we are less dependent upon any single customer, vehicle model or product line. The design, manufacturing and technological expertise that we have developed in our original equipment operations contributes to the strength of our aftermarket business. This expertise provides us with advantages over many of our aftermarket competitors. We believe that our participation in the aftermarket and our diversified customer base reduce our exposure to the cyclical nature of the automotive and heavy duty vehicle original equipment markets. The following charts illustrate our customer and end-market diversity:

SUMMARY HISTORICAL FINANCIAL DATA

The following table provides a summary of certain of our historical consolidated financial data. The summary historical consolidated financial data for each of the years ended December 31, 2001, 2002 and 2003 and as of the years ended December 31, 2002 and 2003 have been derived from our audited consolidated financial statements. The summary historical consolidated financial data as of the year ended December 31, 2001 has been derived from our unaudited consolidated financial statements. The pro forma data included below gives effect to this offering and the application of the net proceeds therefrom as described under “Use of Proceeds” as if such transactions had occurred on January 1, 2003 for purposes of the statement of operations data and on December 31, 2003 for purposes of the balance sheet data. Historical results are not necessarily indicative of the results to be expected in the future. The information presented below is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Consolidated Financial Data,” our consolidated financial statements, the related notes and other financial information included elsewhere in this offering circular.

	Year ended December 31,
	2001	2002	2003
	(dollars in thousands)
Statements of Operations Data:
Net sales	$967,876	$1,026,945	$1,053,239
Cost of goods sold	790,632	858,770	865,403
Cost of goods sold—special charges	13,945	—	118,423

Gross profit	163,299	168,175	69,413
Selling, general and administrative expenses	98,413	97,651	98,671
Special charges—selling, general and administrative expenses	16,081	—	—
Restructuring charges (credits)	30,098	(4,375)	49,508

Operating income (loss)	18,707	74,899	(78,766)
Interest expense, net	50,800	56,416	62,151
Net (loss) income from continuing operations before cumulative effect of change in accounting principle	(41,729)	1,906	(184,015)
Net loss from discontinued operations, net of tax	(30,918)	(60,266)	(2,610)
Cumulative effect of change in accounting principle, net	—	(74,176)	—
Net loss	$(72,647)	$(132,536)	$(186,625)

Other Financial Data:
Adjusted EBITDA(a)	$105,012	$97,810	$113,739
Adjusted EBITDA margin	10.8%	9.5%	10.8%
Depreciation and amortization	$30,375	$27,286	$24,574
Capital expenditures	18,538	19,176	20,009
Interest expense, net	50,800	56,416	62,151

Pro Forma Financial Data:
Interest expense, net			$60,976
Ratio of net secured debt to Adjusted EBITDA(b)			1.4x
Ratio of net total debt to Adjusted EBITDA(c)			5.5x
Ratio of Adjusted EBITDA to interest expense			1.9x

	Year ended December 31,
	2001	2002	2003
	(unaudited)
	(dollars in thousands)

Balance Sheet Data (end of period):
Cash and cash equivalents	$22,584	$12,426	$21,328
Working capital (d)	354,735	251,914	77,396
Total assets	947,231	852,819	723,976
Total debt	599,949	626,572	624,500
Total stockholders’ deficit	(202,199)	(356,738)	(575,994)

(a)	Adjusted EBITDA is defined as EBITDA adjusted as set forth in the following table. EBITDA is defined as net income from continuing operations before interest expense, income taxes, minority interest, loss from unconsolidated joint ventures, cumulative effect of change in accounting principle, depreciation and amortization. Adjusted EBITDA is presented herein because we believe it is a useful supplement for both us and our investors to net income (loss) and cash provided by (used in) operating activities in evaluating the operating performance of our company as a whole and in understanding cash flows generated by operations that are available for debt service and capital expenditures. However, Adjusted EBITDA does not represent net income (loss) or cash provided by (used in) operating activities as defined by GAAP. Accordingly, Adjusted EBITDA should not be construed as an alternative to net income (loss), cash provided by (used in) operating activities or other measures as determined in accordance with GAAP as an indication of our operating performance or as a measure of our liquidity. Moreover, Adjusted EBITDA does not necessarily indicate whether cash flows will be sufficient to fund cash needs, including debt service, and such measures as presented herein may differ from and may not be comparable to similarly titled measures used by other companies. Our presentation of Adjusted EBITDA does not comply with SEC guidelines related to non-GAAP financial measures that will be applicable to the shelf registration or exchange offer registration statement to be filed with respect to the notes. See “Securities and Exchange Commission Review.”

The following table reconciles the differences between net loss, the most comparable GAAP measure, and Adjusted EBITDA:

	2001	2002	2003
	(dollars in thousands)
Net loss	$(72,647)	$(132,536)	$(186,625)
Interest expense, net	50,800	56,416	62,151
Income tax (benefit) expense	(6,737)	8,502	36,814
Minority interest	9,254	4,245	(143)
Loss from unconsolidated joint ventures	2,925	3,830	6,427
Net loss from discontinued operations	30,918	60,266	2,610
Cumulative effect of change in accounting principle, net	—	74,176	—
Depreciation and amortization	30,375	27,286	24,574
EBITDA	44,888	102,185	(54,192)
Restructuring charges (credits)	30,098	(4,375)	49,508
Special charges(1)	30,026	—	118,423
Adjusted EBITDA	$105,012	$97,810	$113,739

(1)	Special charges include the Core Inventory valuation of $104.1 million and the Mexican arbitration award of $14.3 million in 2003 and $13.9 million of unusual warranty costs and $16.1 million for the write off of disputed items related to the GM acquisition in 2001.

(b)	Net secured debt used in the ratio represents secured debt less cash and cash equivalents.

(c)	Net total debt used in the ratio represents total debt less cash and cash equivalents.

(d)	Working capital in 2003 reflects a special charge of $104.1 million to reflect a change in our estimate for the valuation of core inventory.

RISK FACTORS

You should consider carefully the following risk factors, in addition to the other information set forth in this offering circular, before deciding to purchase any of the Notes.

Risks Relating to Our Business

Our business is cyclical in nature and downturns in our primary markets could reduce the revenues and profitability of our business.

In 2003, 32.2% of our sales were derived from the OEM market in North America. The demand for our original equipment products is dependent on the production of automobiles, light trucks and heavy duty vehicles in North America. The automotive industry is highly cyclical, as new vehicle demand is dependent on consumer spending and is tied closely to the overall strength of the North American economy. In addition, automotive production can be affected by inventory levels, interest rates, labor relations issues, regulatory requirements, trade agreements and other factors. The volume of automotive production in North America has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in the demand for our products. Any decline in the demand for new automobiles, particularly in the United States, could have a material adverse impact on our financial condition and results of operations. Seasonality experienced by the automobile industry also impacts our operations, and historically we have reported lower levels of sales for July and December due to model changeovers and plant idlings by the automobile and light truck OEMs. Historically, the heavy duty truck industry has been more cyclical than the automotive industry. New demand in the heavy duty truck industry is largely dependent upon the overall strength of the North American economy. In addition, heavy duty truck production can be affected by interest rates, government regulations, new product introductions and other factors. There can be no assurance that the heavy duty truck industry supplied by us will not experience downturns in the future. A significant decrease in overall demand for heavy duty trucks could have a material adverse effect on us.

Longer product life of parts may reduce aftermarket demand for some of our products.

In 2003, approximately 61% of our sales were to the aftermarket. The average useful life of parts has been steadily increasing in recent years due to improved quality and innovations in products and technologies. The longer product lives allow vehicle owners to replace parts of their vehicles less often. Additional increases in the average useful life of automotive parts are likely to adversely affect the demand for our aftermarket products. See “Business—Industry Overview.”

The loss of a major customer could reduce our net sales and profitability.

The majority of our sales are to automotive and heavy duty OEMs, OEM dealer networks, leading automotive parts retail chains and warehouse distributors. There can be no assurance that any of our top customers will continue to require all of the products or services currently provided by us or that any of our top customers will not develop alternative sources, including their own in-house operations, for the products or services they currently purchase. The loss of any of our major customers could reduce our net sales and net income.

Some of our customers are pursuing ways to shift their costs of working capital. One customer in the retail automotive sector that accounted for approximately 4% of our net sales in 2003 has adopted a “pay-on-scan” program. A pay-on-scan program requires that suppliers assume certain inventory costs until the inventory is eventually sold. In addition, this customer is pursuing extended payment terms after the sale is generated, which would require suppliers to increase working capital and borrowings. We have historically declined to participate under scan-based trading arrangements, even though some of our competitors may do so. Our decision not to participate may result in our loss of these customers, which could reduce our net sales and cash flows. If we agree to sell our products under scan-based trading arrangements, our net sales and cash flows may be adversely affected.

We depend heavily on GM. If GM develops alternative sources or otherwise decreases its need for the products we currently supply, our revenues may decrease.

GM and GM Service Parts Operations, which we refer to as GM SPO, together accounted for approximately 26% of our aggregate net sales in 2003. Separately, GM accounted for approximately 53% of our total OEM net sales and GM SPO accounted for about 10% of our total aftermarket net sales in 2003. The loss of GM as a customer for OEM or aftermarket products, the default by GM on its obligations to act as a distributor or to purchase our OEM or aftermarket products, a substantial decrease in demand for GM’s automobile models containing our products or our failure to obtain supply orders for our products used in GM’s new automobile models could have a material adverse effect on our business, financial condition and results of operations. In addition, strikes and work stoppages affecting GM’s operations may postpone GM’s need for components produced by us, which could have a material adverse effect on our business, financial condition and results of operations.

In connection with our separation from GM in July 1994, GM entered into long-term contracts to purchase from us 100% of its North American requirements for automotive starters (other than for Saturn and Geo) and 100% of its U.S. and Canadian requirements for heavy duty starters and alternators. GM’s obligation to purchase automotive starters from us terminates on August 31, 2008. GM’s obligation to purchase heavy duty starters and alternators from us terminated on July 31, 2000. GM’s commitments to purchase products from us in the future are subject to those products remaining competitive as to price, technology and design. See “Business—Customers.” We cannot be sure that GM will not develop alternative sources for components currently produced by us and purchase some or all of its requirements for starters and alternators from these alternative sources.

In addition, GM SPO is the exclusive distributor of a significant number of our automotive products and is a distributor of our heavy duty aftermarket products. Our exclusive distribution arrangement with GM SPO for our automotive aftermarket products terminates on July 31, 2009. Our distribution arrangement with GM SPO is continuously renewable on an annual basis for our heavy duty aftermarket products.

The prices that we can charge GM and some of our other customers are predetermined, and we bear the risk of costs in excess of our estimates.

Our supply agreements with GM and some of our other customers require us to provide our products at predetermined prices. In some cases, these prices decline over the course of the contract. The costs that we incur in fulfilling these contracts may vary substantially from our initial estimates. Unanticipated cost increases may occur as a result of several factors, including increases in the costs of labor, components or materials. Although in some cases we are permitted to pass on to our customers the cost increases associated with specific materials, cost increases that we cannot pass on to our customers would adversely affect our financial condition and results of operations.

Consolidation among our customers could make it more difficult for us to compete successfully.

In each of the original equipment market and aftermarket, the customer base is consolidating. As a result, we are competing for business from fewer customers. Even if we successfully attract this business, we would become even more reliant on major customers, which would exacerbate the risks described above. Due to the cost and capital focus of these major customers, we have been, and expect to continue to be, required to reduce prices. If we are not able to generate cost savings and operational improvements in the future that would be sufficient to offset price reductions required by existing customers or as otherwise necessary to attract new business these price reductions could adversely affect our results of operations and financial conditions.

We may lose the right to use “Delco” as part of our company’s name.

Our right to use “Delco” as part of our company’s name expires on July 31, 2004. The continued use of “Delco” as part of our name after this date depends on GM granting us permission to do so. Although we will still be permitted to sell automotive and light truck starters and heavy duty starters and alternators under the “Delco Remy” brand name or use “Remy” as part of our company’s name, if GM refuses to allow us to continue to use “Delco” as part of our company’s name after July 31, 2004, we will have to change our corporate name, which could lead to customer confusion and may adversely affect our business.

Our products are subject to changing technology, which could place us at a competitive disadvantage, relative to alternate products introduced by our competitors.

Some of our products are subject to changing technology. For example, distributed generation and hybrid vehicles use more advanced technology than found in traditional starters and alternators. We cannot assure you that we will be able to achieve the technological advances or introduce new products that may be necessary to remain competitive within our business. We may require significant ongoing and recurring additional capital expenditures and investment in research and development, manufacturing and other areas to remain competitive. Further, we cannot assure you that any technological development by us can be adequately protected such that we can maintain a sustainable competitive advantage.

A limited number of persons indirectly control us and may exercise their control in a manner adverse to you.

Court Square Capital Limited, or Court Square, Citicorp Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., Berkshire Hathaway Inc. and Dresdner Kleinwort Capital Partners 2001 LP together beneficially own approximately 95% of our outstanding common stock and members of our management beneficially own approximately 4% of our outstanding common stock. By virtue of their ownership, these persons have the power to direct our affairs and will be able to determine the outcome of all matters required to be submitted to the stockholders for approval, including the election of a majority of our directors, the approval of mergers, consolidations and the sale of all or substantially all of our assets and the amendment of our certificate of incorporation. These persons have the power to prevent or cause a change in control of our company. In addition, these persons may exercise such power in their own interests and not necessarily in the interests of the holders of the Notes. See “Ownership of Capital Stock” and “Description of Capital Stock—Securities Transfer, Recapitalization and Holders Agreement.”

We may not be able to integrate our acquisitions into our business successfully.

We have completed 17 acquisitions and entered into six joint ventures since our separation from GM. We also may consider acquisitions, business combinations and joint ventures in the future. Acquisitions and joint ventures involve a number of special risks and challenges, including those relating to conforming the standards, processes, procedures and controls of the acquired business with those of our existing operations, coordinating new product and process development, the assumption of unknown liabilities, integrating product technologies, increases in indebtedness and increasing the scope, geographic diversity and complexity of our operations. Our failure to integrate these businesses successfully into our existing businesses could result in our company incurring unanticipated expenses and losses.

If we are unable to retain senior executives, our growth may be hindered.

Our performance substantially depends on the efforts and abilities of our senior management team, including Thomas J. Snyder, our Chief Executive Officer and President, and other executive officers and key employees. Furthermore, much of our competitive advantage is based on key customer relationships forged by members of our senior management and on the expertise, experience and know-how of our key personnel regarding our distribution infrastructure, systems and products. The loss of key employees could have a negative effect on our business, revenues, results of operations and financial condition.

Our lean manufacturing and other cost saving plans may not be effective.

Our operations strategy includes goals such as improvement of inventory management, customer delivery, plant and distribution facility consolidation and the integration of back office functions across our businesses. While we believe that the successful implementation of these and other cost saving plans could result in reducing our expenses, there can be no assurance that these results can be achieved. If we are unable to realize these anticipated synergies, our operating results and financial condition may be adversely affected. Moreover, the implementation of cost saving plans and facilities integration may disrupt our operations and performance. Moving production abroad could make quality control difficult or more expensive.

Our business is very competitive, and increased competition could reduce our revenues.

The motor vehicle parts industry in which we operate is highly competitive. Some of our OEM competitors are divisions or subsidiaries of companies that are larger and have substantially greater resources than we do. Certain of these competitors are domiciled in areas that we are targeting for growth. We cannot be sure that we will be able to compete successfully with our competitors. See “Business—Competition.”

Furthermore, the trend towards consolidation among automotive parts suppliers is resulting in fewer, larger suppliers who benefit from purchasing and distribution economies of scale. If we cannot achieve cost savings and operational improvements sufficient to allow us to compete favorably in the future with these larger companies, our financial condition and results of operations could be adversely affected due to a reduction of, or inability to increase, sales sufficient to offset other price increases. See “Business—Industry Overview.”

Our international operations subject us to risks not faced by domestic competitors, which include unfavorable political, regulatory, labor and tax conditions in other countries.

Approximately 23% of our net sales in fiscal year 2003 were derived from net sales in foreign markets. We expect sales from international markets to represent an increasing portion of total sales. Risks inherent in international operations include the following:

•	agreements may be difficult to enforce and receivables difficult to collect through a foreign country’s legal system;

•	foreign customers may have longer payment cycles;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade or investment, including exchange controls;

•	U.S. export licenses may be difficult to obtain;

•	intellectual property rights may be more difficult to enforce in foreign countries;

•	general economic conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur;

•	compliance with a variety of foreign laws and regulations may be difficult; and

•	overlap of different tax structures may subject us to additional taxes.

We cannot be sure that any of these factors will not have a material adverse effect on our business, financial condition and results of operations. See “Business—Business Strategy.”

We are exposed to domestic and foreign currency fluctuations that could harm our reported revenue and results of operations.

Our international sales are generally denominated in foreign currencies, and this revenue could be materially affected by currency fluctuations. Changes in currency exchange rates could adversely affect our reported revenues and could require us to reduce our prices to remain competitive in foreign markets, which could also have a material adverse effect on our results of operations. Principal and interest on the Notes will be payable in U.S. dollars. Our ability to pay interest and principal on the Notes and our other principal indebtedness when due is dependent on the then current exchange rates between U.S. dollars, on the one hand, and the euro and other European as well as Asian currencies, on the other hand, which rates are and will be subject to fluctuation.

Approximately 23% of our net sales in fiscal year 2003 were derived from net sales in foreign markets. Fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products and services is made in the local currency. We expect that our share of revenue and costs in non-U.S. dollar denominated currencies will continue to increase in future periods. We cannot be sure, however, that exchange rate fluctuations will not have a material adverse effect on our results of operations and financial condition.

We are dependent on the availability of raw materials and component parts.

We purchase substantial amounts of raw materials and some component parts from outside sources. Our principal purchased materials include aluminum castings, gray and ductile iron castings, armatures, solenoids, copper wire, injectors, electronics, steel shafts, forgings, bearings, commutators, pumps and carbon brushes. The availability and prices of raw materials and component parts may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and worldwide price levels. Any change in the supply of, or price for, these materials could materially affect our operating results. It is generally difficult to pass increased prices for raw materials through to our customers in the form of price increases. Therefore, a significant increase in the prices of these materials could increase our operating costs and adversely affect our profit margins.

We are subject to risk due to an extensive global supply chain and may incur additional costs that could negatively impact our operations and net income.

Weather, strikes and seasonal fluctuations are all potential obstacles to obtaining the supply of components and products that our customers require. Although some supply items are dual sourced (from more than one geographic area), any disruption in the supply chain from weather, strikes or government port intervention or excessive demand would cause us to incur premium alternative freight costs or cause temporary shortages to customers, thereby negatively impacting our business and financial results.

We may incur material losses and costs as a result of product liability and warranty and recall claims that may be brought against us.

We may be exposed to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. In 2001, we recorded a special charge attributable to higher than anticipated warranty costs related to a limited class of heavy duty OEM alternators. The design and production issues, which caused the unusually high level of claims, were corrected. Accordingly, we could experience material warranty or product liability losses in the future and incur significant costs to defend these claims.

In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of that product. Depending on the terms under which we supply products, we may be held responsible for some or all of the repair or replacement costs of our products, when the product supplied did not perform as represented. Our costs associated with providing product warranties could be material. Product liability, warranty and recall costs may have a material adverse effect on our financial condition.

Environmental and health and safety liabilities and requirements could require us to incur materials costs.

We are subject to various U.S. and foreign laws and regulations relating to environmental protection and worker health and safety, including those governing:

•	discharges of pollutants into the air and water;

•	the management and disposal of hazardous substances; and

•	the cleanup of contaminated properties.

The nature of our operations exposes us to the risk of liabilities and claims with respect to environmental matters, including on-site and off-site disposal of hazardous waste. For example, there are ongoing investigation and remediation activities in connection with several of our properties, and we have been identified as a potentially responsible party at two off-site disposal sites. Although virtually all of these matters are being handled by former owners of our various properties and businesses pursuant to indemnification and similar agreements, we could incur material costs in connection with these matters if these indemnities become inapplicable or unavailable.

In addition, future events could require us to make additional expenditures to modify or curtail our operations, install pollution control equipment or investigate and cleanup contaminated sites, such as:

•	the discovery of new information concerning past releases of hazardous substances;

•	the discovery or occurrence of compliance problems relating to our operations;

•	changes in existing environmental laws or their interpretation; and

•	more rigorous enforcement by regulatory authorities.

Expenditures resulting from these events could have a material adverse effect on our business, financial condition and results of operation. See “Business—Environmental Regulation.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following table provides a summary of certain of our historical consolidated financial data. We changed our fiscal year to December 31, effective August 1, 2000. Prior to August 1, 2000, our fiscal year ended July 31. Accordingly, our financial statements include audited financial data for the five-month transition period ended December 31, 2000. The selected historical consolidated financial data for the fiscal years ended December 31, 2001, 2002 and 2003 and as of the fiscal years ended December 31, 2002 and 2003 have been derived from our audited consolidated financial statements. The selected historical consolidated financial data as of the fiscal year ended December 31, 2001 and as of and for the fiscal years ended July 31, 1999 and 2000 and the five month transition period ended December 31, 2000 have been derived from our unaudited consolidated financial statements. The data as of and for the five-month period ended December 31, 1999 are included for comparative purposes and are unaudited. The information presented below is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this offering circular.

	Year Ended July 31,		Five Months Ended December 31,		Year Ended December 31,
	1999	2000	1999	2000	2001	2002	2003
	(unaudited)
	(dollars in thousands)
Statements of Operations Data:
Net sales	$843,745	$990,169	$404,797	$406,005	$967,876	$1,026,945	$1,053,239
Cost of goods sold	686,345	781,988	324,536	324,089	790,632	858,770	865,403
Cost of goods sold—special charges	—	—	—	—	13,945	—	118,423
Gross profit	157,400	208,181	80,261	81,916	163,299	168,175	69,413
Selling, general and administrative expenses	79,100	101,907	42,627	42,122	98,413	97,651	98,671
Special charges—selling, general and administrative expenses	—	—	—	—	16,081	—	—
Restructuring charges (credits)	—	30,831	—	—	30,098	(4,375)	49,508
Operating income (loss)	78,300	75,443	37,634	39,794	18,707	74,899	(78,766)
Interest expense, net	40,915	42,726	17,082	19,458	50,800	56,416	62,151
Net income (loss) from continuing operations before cumulative effect of change in accounting principle	22,707	13,404	9,952	10,269	(41,729)	1,906	(184,015)
Net income (loss) from discontinued operations, net of tax	5,639	(986)	1,294	(570)	(30,918)	(60,266)	(2,610)
Cumulative effect of change in accounting principle, net	—	—	—	—	—	(74,176)	—
Net income (loss)	$28,346	$12,418	$11,246	$9,699	$(72,647)	$(132,536)	$(186,625)

Other Financial Data:
Adjusted EBITDA(a)	$98,845	$133,910	$49,628	$51,525	$105,012	$97,810	$113,739
Adjusted EBITDA margin	11.7%	13.6%	12.3%	12.7%	10.8%	9.5%	10.8%
Depreciation and amortization	$20,544	$28,085	$11,994	$11,730	$30,375	$27,286	$24,574
Capital expenditures	22,857	32,745	19,236	10,706	18,538	19,176	20,009
Interest expense, net	40,915	42,726	17,082	19,458	50,800	56,416	62,151

Balance Sheet Data (end of period):					(unaudited)
Cash and cash equivalents	$10,383	$13,947	$6,743	$21,463	$22,584	$12,426	$21,328
Working capital(b)	293,618	325,400	316,755	372,393	354,735	251,914	77,396
Total assets	782,663	889,240	816,757	924,470	947,231	852,819	723,976
Total debt	444,630	488,089	450,311	523,993	599,949	626,572	624,500
Total stockholders’ equity (deficit)	109,524	117,790	121,484	121,081	(202,199)	(356,738)	(575,994)

(a)

Adjusted EBITDA is defined as EBITDA adjusted as set forth in the following table. EBITDA is defined as net income from continuing operations before interest expense, income taxes, minority interest, loss from unconsolidated joint ventures, cumulative effect of change in accounting principle, depreciation and amortization. Adjusted EBITDA is presented herein because we believe it is a useful supplement for both us and our investors to net income (loss) and cash provided by (used in) operating activities in evaluating the operating performance of our company as a whole and in understanding cash flows generated by operations that are available for debt service and capital expenditures. However, Adjusted EBITDA does not represent net income (loss) or cash provided by (used in) operating activities as defined by GAAP. Accordingly, Adjusted EBITDA should not be construed as an alternative to net income (loss), cash provided by (used in) operating activities or other measures as determined in accordance with GAAP as an indication of our operating performance or as a measure of our liquidity. Moreover, Adjusted EBITDA does not necessarily indicate whether cash flows will be sufficient to fund cash needs, including debt service, and such measures as presented herein may differ from and may not be comparable to similarly titled measures used by other companies. Our presentation of Adjusted EBITDA does not comply with SEC guidelines related to non-GAAP financial measures that will be applicable to the shelf registration or exchange offer registration statement to be filed with respect to the notes. See “Securities and Exchange Commission Review.”

The following table reconciles the differences between net income (loss), the most comparable GAAP measure, and Adjusted EBITDA:

	Year Ended July 31,		Five Months Ended December 31,		Year Ended December 31,
	1999	2000	1999	2000	2001	2002	2003
	unaudited
	(dollars in thousands)
Net income (loss)	$28,346	$12,418	$11,246	$9,699	$(72,647)	$(132,536)	$(186,625)
Interest expense, net	40,915	42,726	17,082	19,458	50,800	56,416	62,151
Income tax expense (benefit)	16,178	12,220	7,746	6,823	(6,737)	8,502	36,814
Minority interest	3,921	6,742	2,841	2,778	9,254	4,245	(143)
Loss (income) from unconsolidated joint ventures	(5,420)	352	13	467	2,925	3,830	6,427
Net (income) loss from discontinued operations	(5,639)	986	(1,294)	570	30,918	60,266	2,610
Cumulative effect of change in accounting principle, net	—	—	—	—	—	74,176	—
Depreciation and amortization	20,544	28,085	11,994	11,730	30,375	27,286	24,574

EBITDA	98,845	103,529	49,628	51,525	44,888	102,185	(54,192)
Restructuring charges (credits)	—	30,381	—	—	30,098	(4,375)	49,508
Special charges(1)	—	—	—	—	30,026	—	118,423

Adjusted EBITDA	$98,845	$133,910	$49,628	$51,525	$105,012	$97,810	$113,739

(1)	Special charges include the Core Inventory valuation of $104.1 million and the Mexican arbitration award of $14.3 million in 2003 and $13.9 million of unusual warranty costs and $16.1 million for the write off of disputed items related to the GM acquisition in 2001.

(b)	Working capital in 2003 reflects a special charge of $104.1 million to reflect a change in our estimate for the valuation of core inventory.

Expanded in Low Cost Regions

2002

Average Wage $10.30/hr.

Asia/Pacific
2%
US Traditional
46%
E. Europe
21%
W. Europe
4%
Mexico
22%
US Low Cost
5%

4,910 Mfg. Employees

2003

Average Wage $6.70/hr.

Asia/Pacific
3%
US
Traditional
28%
E. Europe
22%
W. Europe
3%
Mexico
36%
US Low
Cost
8%

5,008 Mfg. Employees

Delco Remy

Expanded in Low Cost Regions

2002

Average Wage $10.30/hr.

Asia/Pacific 2%

US Traditional 46%

US Low Cost 5%

Mexico 22%

W. Europe 4%

E. Europe 21%

4,910 Mfg. Employees

2003

Average Wage $6.70/hr.

Asia/Pacific 3%

US Traditional 28%

US Low Cost 8%

Mexico 36%

W. Europe 3%

E. Europe 22%

5,008 Mfg. Employees

Well-Positioned to Generate Free Cash Flow

($ in millions)

2003 2004 Expected 2005 Expected

Adjusted EBITDA $ 113.7 $ 125—$ 130

Significant Debt

Cash Interest (58.1) (60) Reduction

CapEx (20.0) (32)—(28) Beginning in

2H 2004

FCF After Interest and CapEx $ 35.6 $33—$ 42

($ in millions)

2003 2004 Expected

Non-recurring, Non-operating Cash Uses:

Minority Buyouts (18.9) (42)—(40)

Restructuring (15.4) (12)—(10)

Discontinued Operations (6.1) (3) - (2)

2004 Adjusted EBITDA Bridge

($ in millions)

2003 $ 114

Volume Benefits 7

Cost Reduction Initiatives 45

Investment in Engineering / Systems (10)

Cost / Price / Trans. Cost / Contingency (31)—(26)

2004 GUIDANCE $125—$ 130

First Quarter 2004 Update

($ in millions)

SALES ADJUSTED EBITDA

Q1 2003 $ 261 $ 24.6

Previous Guidance +7 – 8% +15 – 18%

Q1 2004 $279 – $ 284 $28 – $ 29

Reaffirming previous guidance